Exhibit 21

Avista Corporation

SUBSIDIARIES OF REGISTRANT

Subsidiary	State or Country of Incorporation

Avista Capital, Inc.	Washington

Ecova, Inc.	Washington

Avista Development, Inc.	Washington

Avista Energy, Inc.	Washington

Avista Northwest Resources, LLC	Washington

Avista Power, LLC	Washington

Avista Turbine Power, Inc.	Washington

Avista Ventures, Inc.	Washington

Pentzer Corporation	Washington

Pentzer Venture Holding II, Inc.	Washington

Bay Area Manufacturing, Inc.	Washington

Advanced Manufacturing and Development, Inc.	California

Avista Capital II	Delaware

Spokane Energy, LLC	Delaware

Steam Plant Square, LLC	Washington

Steam Plant Brew Pub, LLC	Washington

Courtyard Office Center, LLC	Washington